February 15, 2007 Conference Call Notes

Good morning ladies and gentlemen and thank you for your interest in Terex Corporation today.

The replay will be available shortly after the conclusion of the call and can be accessed until Thursday, February 22, 2007 at 5:00 p.m., Eastern Time. To access the replay, please call (800) 642-1687 or for participants internationally 706-645-9291 and enter conference id number 7947330.

On the call with me this morning is Phil Widman, our Senior Vice President and Chief Financial Officer; Tom Riordan, the Company’s President and Chief Operating Officer; as well as our Group Presidents: Tim Ford for Aerial Work Platforms; Rick Nichols for Materials Processing & Mining; Bob Isaman for Construction; and Steve Filipov for Cranes. I am originating this call this morning from our Coventry, United Kingdom factory where the senior leadership team is conducting a Kaizen event on our factory floor. This is part of our on-going learning and education process with the senior leadership team getting hands-on operating experience with lean business process implementation.

So let me begin –

Terex completed a remarkable 2006 year. By almost any measure we exceeded our expectations and the results have positioned Terex for further growth and initiatives in 2007 and the years ahead. We will cover the financial results specifically and this is the obvious part. What isn’t so obvious is the continued strengthening of the Corporation’s franchise at the customer level, quality of talent and leadership among our team members worldwide, and the ability to produce excellent financial results with a moderate capital base resulting in returns on invested capital of over 38% in the 2006 year.

Over the past 12 years when I have had the privilege of responsibility for Terex, I have had one common theme and message and that is “ that the best is yet to come”, and I could not feel more strongly that this is the case as we sit here today. That’s not to say that there won’t be downturns or significant issues or surprises. However, over any moderate period of time, the resiliency and ability of the Terex team to improve, even faced with adversity, has been quite remarkable. I expect this to continue and I could not be happier with the leadership additions of Tom Riordan, Bob Isaman, Tim Ford, as well as the tremendous performance by Rick Nichols, Steve Filipov and many others during the 2006 period.

As has been our tradition, Phil Widman will follow me and provide some specific commentary on the financial performance and then I’ll come back to discuss each one of our business segments in some depth. In our future calls, Tom Riordan will take this responsibility and we will continue to have our operating presidents available for your questions on these calls.

We are importantly providing a strong outlook for 2007 and giving you some perspective for what we think the company can achieve by 2010. We have established a simple 2010 target, expressed as our “12 by 12 in ‘10 goal”. This means $12 billion of revenue with a 12% operating margin in 2010. The revenue target represents about a 12% compounded annual growth substantially below the historical growth rate of the company but realistic given our current size. We believe our ability to increase our operating margin directly relates to four things:

1.	Supply chain management;
2.	Productivity improvement through lean initiatives;
3.	Continued vigilance on our pricing practices;
4.	And lastly, continued leveraging of the existing asset base.

Now, let me turn it over to Phil Widman who will cover the 2006 year and the fourth quarter. Phil –

Thanks Ron, and good morning.

Before I begin, let me remind you that we will discuss expectations of future events and performance of the Company on today’s call, and that such expectations are subject to uncertainties related to macroeconomic factors, interest rates, governmental actions, and other factors. A fuller description of the factors that affect future expectations is included in the press release and our other public filings. I encourage you to read them.

We had a strong fourth quarter, with continued top line growth, broad based margin improvement, and cash flow generation. This performance coupled with our impressive year to date results is reflected in our attainment of a 38.4% Return on Invested Capital for the trailing twelve months compared to 21.5% in the comparable 2005 period. This is driven mainly by improved profitability while maintaining a stable invested capital base.

We reported quarterly net income of $101 million or $0.97 per share compared to $35 million, or $0.34 per share in the fourth quarter of 2005. Fourth quarter 2006 net sales increased 29% to just over $2.0 billion, compared to approximately $1.6 billion in the comparable 2005 period as we continue to improve manufacturing throughput to meet customer demand. Approximately 3% of the net sales growth is due to FX and acquisitions.

Gross profit increased to $376 million for the fourth quarter of 2006 from $240 million, with gross margin improving from 15.3% to 18.5% reflecting improvement across all product segments due mainly to the impact of both volume leverage and pricing realization over the prior year.

SG&A expenses increased to $206 million from $171 million for the fourth quarter of 2005. This results in a level of 10.2% of sales, down from the 10.9% in 2005.

Fourth quarter income from operations increased 145% to $169 million from $69 million in the comparable period for 2005. Operating margin increased to 8.3% from 4.4%, representing an incremental operating margin improvement of 22% on the volume change, reflecting the volume and pricing leverage effect mentioned earlier.

Order backlog increased to $2,491 million, a 56% increase over year ago levels mainly due to accelerating demand for the Company’s Crane product range and is up $146 million sequentially.

We continue to improve our capital structure as debt less cash and cash equivalents was reduced by $277 million in the quarter and $484 million during 2006. Debt less cash and cash equivalents to total capitalization for 2006 is approximately 5%, significantly down from 33% in 2005.

Given the continued strong demand, working capital was basically flat sequentially in the fourth quarter, while we improved our working capital as a percentage of quarterly annualized sales to 17.4%. During 2006 we generated $406 million of operating cash flow less capital expenditures, $242 million of which came in the fourth quarter.

The effective tax rate for the fourth quarter is 35.7%, up from 25.8% in 2005, mainly due to the benefit of certain legal entity restructuring activities in Germany in the 2005 period. The effective tax rate for continuing operations was 35.5% for the full year consistent with our expectations.

So in concluding, we have delivered another solid financial performance this quarter and continue to focus on improvement opportunities to realize our full potential.

With that I’ll turn it back to Ron.

Thanks Phil. Now I’d like to highlight the performance and make some brief observations about each one of our individual reporting segments.

Let me first start with the most successful – Terex Aerial Work Platforms Segment – our Genie Industries organization. 2006 was a remarkable year for this business. Net revenue was $2.1 billion, up 41% from the prior year. Gross profit was more than 5 points ahead of last year; operating earnings came in at $373 million or up 96% from the prior year and nearly an 18% operating margin for the year. Backlog was sequentially up 6% from the prior quarter, although down modestly at 15% below the year ago position. We believe this continues to represent a very strong backlog. As a reminder, our backlog only includes products that we anticipate will be shipped within the coming 12 months.

We continue to feel very positive about this segment of our business. Our European business in 2006 was up over 75% on booms and scissors and prospects remain excellent in 2007. While the Telehandler business has slowed somewhat in North America, we believe we are continuing to penetrate new accounts and that our share will continue to rise. We are in the process of moving some production to Europe in order to secure additional capacity for certain of our products. Furthermore, Genie is a major contributor and participant in our overall supply chain initiatives across the company.

We plan to continue emphasizing Genie’s point of differentiation in the market. These are excellent products with tremendous service and customer support. The residual values for our equipment are outstanding; consequently the ownership returns from our major customers, we believe, are unmatched by anyone.

The Terex Construction Segment had a challenging 2006 year. Significant progress was achieved despite the financial performance which I will cover in a minute. As a reminder, the products contained within this segment are virtually all UK and European production based. Within this segment, we include mini, midi and large hydraulic excavators as well as wheel loaders, loader backhoes and the material handler. We also manufacture an articulated and rigid dump truck line.

Revenue for this segment was $1.582 billion, up about 6% from the prior year. The gross profit was essentially flat on a margin basis with the prior year, and the operating profit came in at about $16 million or a 1% margin. This segment’s profitability has suffered for three reasons in 2006. First, the currency has been a significant disadvantage in both the Pound Sterling based as well as Euro based products that we export to North America. More than 20% of this business comes back through North America, and historically some of this business has transacted in dollars globally. Corporately, we feel most of this currency issue is offset through our Genie operations where we export mostly to Europe from our North American base.

Secondly, Atlas had a very difficult year in 2006. We obsoleted an old excavator design and introduced a new one; the start-up did not go well. We were unable to meet our requirements leading to significant manufacturing variances and extra overhead being maintained. The good news is that this is mostly behind us, the customer acceptance of the new excavator seems quite positive, and although we still have some supply challenges in the first quarter, we expect a significant improvement in the 2007 year.

We were also hampered by new product introductions in general in this segment. In particular, the articulated truck 40-ton size had a slower ramp-up than we planned, so we consequently missed a number of shipments during the year. Our production rates are significantly better, the outlook is solid, and we expect improved performance.

The bottom line in this business is that we expect solid progress in 2007. We think we can achieve a modest operating margin in the year and continue to build our franchise. We are working on fundamentals -- like pulling together distribution in major or core markets. This will continue to be a business that we invest in and within which we think long term we can succeed. We have active projects in China on both the supply chain as well as the manufacturing process of some of the equipment that is contained in this segment. Our exposure on the small end of the product range to housing in North America is fairly limited. We expect fairly solid markets in Europe and Asia for much of the other part of our product range. The backlog in this segment is reasonable. It is about the same size as it was at the end of the third quarter and up about 37% from where it was a year ago.

The Terex Cranes segment had an outstanding 2006. Total revenue was $1.740 billion, up 37% from the prior year. Gross profit was up 3.4 margin points and the operating profit was $154.5 million or about 2.6 times last year’s level, and the full year margin came in at about 8.9%. Up 4.2 points from the prior year.

The market for cranes worldwide remains outstanding. Our backlog is about sequentially the same as the third quarter and more than double what it was in the year ago period. Furthermore we are not booking backlog at this point in time past a certain date as we do not want to commit to specific pricing beyond that date. We have ramped up production in virtually all of our facilities and we are looking for ways to expand production further. Our Chinese Crane JV has been a positive contributor and our experienced base is building in this important market as well.

The Terex Materials Processing & Mining segment also had a tremendous year. Revenue was $1.625 billion, up about 20% from the prior year with an operating profit at $190 million or a 11.7% margin. Gross profit was up 3.8 margin points and operating profit up about 3.2 points.

The performance of the Materials Processing & Mining business was broadly based. The Materials Processing revenue was up at a similar level to the Mining business, both experiencing strong performances. The margin variation between these two businesses really wasn’t that great. Both had excellent performance. Importantly, our customers continue to see positive trends in the marketplace. At the end of the year, our backlog was approximately the same as it was in the third quarter and up about 41% from the prior year. This of course does not include the $93 million order from Australia. We continue to remain bullish about this segment’s potential and performance.

Lastly, Terex Roadbuilding and Utility segment had a solid performance for the year and made better progress than we anticipated. We think the prospects are solid here for continued improvement. Please recall that we sold Tatra and removed it’s results from this segment and reported them as a discontinued operation. In total in 2006, combined Roadbuilding and Utility revenue was $746 million, up 12% from the prior year; the gross profit margin was 160 basis points above the prior year, and the operating profit was $25.2 million or 4.7 times greater than the prior year and approximately a 3.4% margin. In general these businesses are performing well. Within this segment, we did have some losses on our re-rental business. We do not expect significant losses in this business going forward in 2007. This will help our margin. The weakest part of these businesses has historically been the distribution side in our Utility business. We think these are improving and we are in the process of consolidating several of the activities between the branches and our Watertown manufacturing facility. Within Roadbuilding, our Oklahoma City operations have significantly improved and the other parts of our Roadbuilding business have had significant and positive profit improvements. In particular, our Brazilian operations turned in a very good year in 2006. We expect overall performance from both the Roadbuilding and Utility businesses to remain pretty positive, the general backlog is about the same size as it was at the end of the third quarter and up about 30% from the prior year.

Now let me turn to some overall corporate initiatives and comments on these initiatives and then our outlook.

We are making meaningful and significant progress on our supply chain activities. We continue to forecast over the next several years a 2 to 3 margin point improvement from cost reduction opportunities in this area. We will enjoy a portion of this in 2007, but we will be working hard and probably benefit more in 2008 and beyond as we switch and qualify new suppliers from current and different geographies. We are on-track with our One Terex management system project and Terex Financial Services initiatives.

As mentioned in the press release, we expect our 2007 earnings per share to be in the range of $5.00 to $5.40 for the year. As is typical we expect about 52 to 55% of this earnings to take place in the first half of the year and about 25 to 30% of the earnings in the first quarter as a portion of the first half.

We are also emphasizing the long term potential and value we see in our business in current product ranges. I mentioned earlier our “12 by 12 in ’10” program. In simple terms, we expect to achieve $12 billion of revenue and a 12% operating margin in 2010.

Now let’s open this up for your questions....